UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OPENTV CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held June 18, 2008

Dear Shareholders of OpenTV Corp.:

We cordially invite you to attend the 2008 annual meeting of shareholders of OpenTV Corp. The meeting will be held on Wednesday, June 18, 2008, beginning at 2:00 p.m. (Pacific Time) at our principal executive offices located at 275 Sacramento Street, San Francisco, California 94111.

We are holding the annual meeting to:

1.	Elect nine directors to our board of directors, each to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

2.	Ratify our board of directors’ selection of Grant Thornton LLP as our independent registered public accountants for our 2008 fiscal year; and

3.	Transact any other business as may properly come before the meeting and any adjournment or postponement of the meeting.

This document describes the annual meeting, the enumerated proposals and other matters. Our board of directors believes that the enumerated proposals are in the best interests of OpenTV and its shareholders, and unanimously recommends that holders of OpenTV Class A and Class B ordinary shares vote for (1) the election of the listed directors and (2) ratification of the appointed independent registered public accountants.

Only shareholders who owned our stock at the close of business on May 5, 2008, the record date for the annual meeting, may vote at the meeting or at any adjournment or postponement of the meeting. Voting materials, which include this proxy statement, proxy card and the annual report on Form 10-K for the year ended December 31, 2007, will be first mailed to shareholders entitled to vote at the meeting on May 5, 2008. Your vote is important. Whether or not you plan to attend the annual meeting, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it as promptly as possible in the accompanying postage paid return envelope. Alternatively, you may submit your proxy over the Internet or telephonically. This will ensure that your shares are represented at the meeting. It will not, however, prevent you from later revoking your proxy or changing your vote at the meeting, in each case as more fully described in the attached proxy statement. A list of shareholders eligible to vote at the meeting will be available for review during our regular business hours at our principal executive offices in San Francisco at least ten days prior to the meeting for any purpose related to the meeting.

Thank you for your continued support and interest in our company.

Sincerely,

André Kudelski
Chairman of the Board

San Francisco, California

May 5, 2008

OPENTV CORP.

PROXY STATEMENT

Information about Solicitation and Voting

Our board of directors is soliciting your proxy for our 2008 annual meeting of shareholders. The meeting will be held on Wednesday, June 18, 2008, beginning at 2:00 p.m. Pacific Time at our principal executive offices located at 275 Sacramento Street, San Francisco, California 94111. Our telephone number is (415) 962-5000. This proxy statement is being first mailed to shareholders entitled to vote at the meeting on or about May 5, 2008. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Q:	What is the purpose of the annual meeting?

A:	At our annual meeting, shareholders will act upon the proposals described in this proxy statement. In addition, management will provide a short presentation about the company and will be available to answer questions from shareholders.

Q:	Where and when is the annual meeting?

A:	Our annual meeting of shareholders will take place on Wednesday, June 18, 2008, at 2:00 p.m. Pacific Time at our principal executive offices located at 275 Sacramento Street, San Francisco, California 94111.

Q:	Who can vote at the meeting?

A:	Our board of directors set May 5, 2008 as the record date for the meeting. If you owned any of our Class A ordinary shares or Class B ordinary shares at the close of business on May 5, 2008, you may attend and vote at the meeting. You are entitled to one vote for each Class A ordinary share and ten votes for each Class B ordinary share that you held on the record date for all matters to be voted on at the meeting. As of March 31, 2008, 109,628,148 Class A ordinary shares and 30,206,154 Class B ordinary shares were outstanding.

Q:	What is the quorum requirement for the meeting?

A:	A majority of the votes represented by our Class A ordinary shares and Class B ordinary shares, considered as a single class, outstanding as of the record date must be present in person or represented by proxy at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present in person or represented by proxy at the meeting if you are present and vote in person at the meeting, or if you have properly submitted a proxy by Internet, telephone or mail. Proxies received but marked as abstentions and broker non-votes (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will be included in the calculation of the number of votes considered to be present at the meeting.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the meeting. If you choose to attend the meeting in person, please bring the enclosed proxy card and proof of identification to the meeting. If you hold your shares in a brokerage account in your broker’s name (in “street name”), your broker will forward these proxy materials to you. If you hold your shares in street name, you have the right to direct your broker on how to vote the shares, but you may not vote these shares in person at the annual meeting unless you obtain a proxy form from the broker that holds your shares.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as a shareholder of record or in street name, you may vote without attending the meeting. You may vote by submitting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. Please refer to the enclosed proxy card for instructions on how to submit a proxy by Internet, telephone or mail. For shares held in street name, the voting instruction card will be included with the proxy statement delivered by your broker or nominee.

Q:	How can I change my vote after I return my proxy?

A:	You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by submitting a new proxy at a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Q:	What proposals are scheduled to be voted on at the meeting?

A:	There are two proposals scheduled for a vote. They are:

•	Proposal No. 1: To elect nine directors to our board of directors, each to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified; and

•	Proposal No. 2: To ratify our board of directors’ selection of Grant Thornton LLP as our independent registered public accountants for our 2008 fiscal year.

We are not aware of any other matters to be acted upon at the annual meeting.

Q:	What is the vote required for each proposal?

A:	Election of Directors. You may vote “FOR” a nominee for our board of directors or you may withhold authority to vote for the slate as nominated by marking the “WITHHOLD FOR ALL” box. You may also withhold authority to vote for any individual nominee or nominees. The affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, is required for a director to be elected. A properly executed proxy marked “WITHHOLD AUTHORITY FOR SPECIFIC NOMINEES” with respect to the election of one or more nominees will not be voted with respect to the nominee(s) indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of Independent Registered Public Accountants. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal No. 2. The affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, is required for approval. A properly executed proxy marked “ABSTAIN” with respect to the proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum.

Kudelski SA, which controls 76.9% of the voting shares of our company as of March 31, 2008, has expressed its intention to vote “FOR” approval of each director nominee and “FOR” the ratification of our independent registered public accountants for our 2008 fiscal year.

All proxies will be voted in accordance with the instructions specified on the enclosed proxy card. If you just sign your proxy card with no additional instructions, your shares will be voted in accordance with the recommendations of our board of directors. If you hold your shares in street name and do not provide voting instructions to your broker, bank or other nominee, which is referred to as a “broker non-vote,” then your shares may, in the discretion of the broker, bank or other nominee, be voted on the proposals regarding the election of directors and ratification of independent registered public accountants. Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting. Voting results are tabulated and certified by Broadridge Financial Solutions, Inc.

Q:	What are the recommendations of our board of directors?

A:	Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Our board of directors’ recommendation is set forth together with the description of each proposal in this proxy statement. In summary, our board of directors recommends a vote:

•	FOR the election of the nine nominated directors to our board of directors (see Proposal No. 1); and

•	FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for our 2008 fiscal year (see Proposal No. 2).

Q:	Where can I find the voting results?

A:	The preliminary voting results will be announced at the annual meeting of shareholders. The final results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2008.

INFORMATION CONCERNING OUR CURRENT DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our directors and executive officers as of the date of this proxy statement, including their ages and any directorships held in public companies. Unless otherwise indicated, each director or executive officer may be contacted at our principal executive offices at 275 Sacramento Street, San Francisco, California 94111.

Name and Age	Position
André Kudelski Age 47	Our director since January 2007 and our Executive Chairman of the Board of Directors since March 2007; Chairman and Chief Executive Officer of Kudelski SA (“Kudelski”) since 1991; member of Kudelski’s Board of Directors since 1987 and its Chairman of the Board since 1991; currently a director of the Edipresse Group (an international media and communications company), Nestlé (a global food and beverage company), HSBC Private Banking Holdings (a global bank) and Dassault Systèmes (a provider of Product Lifecycle Management software solutions).

James A. Chiddix Age 62	Our director since March 2004 and Vice Chairman since May 2007; our Executive Chairman and Chief Executive Officer from May 2004 through March 2007; President of MystroTV (a business unit of Time Warner Cable formed to provide digital customers with the ability to pause, rewind and restart live television and to recapture missed programming) from July 2001 to January 2004; currently a director of Vyyo Inc. (a supplier of ultra broadband access equipment for cable system operators), Symmetricom, Inc. (a provider of time and frequency technologies) and Dycom Industries, Inc. (a provider of specialty contracting services).

Joseph Deiss Age 62	Our director since January 2007; Federal Councillor for the Swiss federal government from March 1999 to August 2006; Head of the Swiss Federal Department of Economic Affairs from 2002 to 2006; President of the Swiss Confederation from January 2004 to December 2004; Head of the Swiss Federal Department of Foreign Affairs from 1999 to 2002; currently a director of Emmi AG (a dairy and cheese processing and exporting company) and Zurich Insurance Company South Africa (an insurance company).

Lucien Gani Age 59	Our director since January 2007; General Counsel and Head of Legal Affairs of Kudelski since January 2006; currently also a Partner of MCE Avocats, a Swiss law firm, since 1990.

Jerry Machovina Age 60	Our director since October 2003; private investor and senior consultant to Vehix.com (a private company that offers a multi-platform digital automotive network); Executive Vice President of Yankees Entertainment and Sports Network (YES) from September 2001 to October 2002.

Mercer Reynolds Age 62	Our director since January 2007; Chairman of the Board of Directors of Reynolds, DeWitt & Co., an investment firm, since 1979 (except during his tenure as United States Ambassador); United States Ambassador to Switzerland and Liechtenstein from September 2001 to April 2003. Due to multiple commitments on his time, Mr. Reynolds has decided not to stand for re-election to our board of directors.

Pierre Roy Age 56	Our director since January 2007; Chief Operating Officer and Executive Vice President of Nagravision S.A. (a subsidiary of Kudelski) and Executive Vice President of Kudelski SA since January 2003; Principal of Pierre Roy Consulting Company (a private consulting company based in Switzerland) from 1999 to 2003.

Mauro Saladini Age 41	Our director since August 2007; Executive Vice President and Chief Financial Officer of Kudelski since 2003; previously Partner of consulting firm McKinsey & Co. since 2001; currently a director of SkiData SA (a company specializing in the development and marketing of guest management systems, access technologies and ticketing solutions), Newave SA (a developer and seller of uninterruptible power supply products and related services) and Airesis (an investment company focused on sports brands).

Name and Age	Position
Claude Smadja Age 62	Our director since January 2007; Founder and President of Smadja & Associates Inc. (a strategic advisory firm based in Nyon, Switzerland and New York, New York working with global corporations on strategic issues) since June 2001; currently the Vice Chairman of the Board of Directors of Kudelski and director of the Edipresse Group (an international media and telecommunications company) and Infosys Corporation (a provider of consulting and information technology services).

Eric Tveter Age 49	Our director since June 2007; Managing Partner of ETC Ventures LLC (an advisory and consulting business) since January 2007; President and Chief Operating Officer of Telewest Global (a broadband communications and media group based in the United Kingdom) from May 2004 to March 2006; Executive Vice President and Chief Operating Officer of Mastec (a leading infrastructure solutions provider) from July 2002 to March 2004; Non-executive chairman and director of SightSpeed (a video and voice over internet service provider to the consumer and SME marketplace).

Mark Beariault Age 36	Our Senior Vice President, General Counsel and Corporate Secretary since August 2006; also served as Deputy General Counsel and Associate General Counsel since joining our company in November 2003; Senior Corporate Counsel at VERITAS Software (a provider of infrastructure software) from November 2002 to November 2003; previously an associate at the law firms of Simpson Thacher & Bartlett in New York, NY and Wilson Sonsini Goodrich & Rosati in Palo Alto, CA.

Nigel (Ben) Bennett Age 46	Our Chief Executive Officer since March 2008; also served as our Acting Chief Executive Officer and Chief Operating Officer from August 2007 to March 2008, Managing Director for our European Operations from January 2005 to August 2007 and Senior Vice President and General Manager of our Worldwide Professional Services, Consulting and Support group from January 2002 to January 2005.

Shum Mukherjee Age 57	Our Executive Vice President and Chief Financial Officer since June 2005; Executive Vice President, Finance and Operations and Chief Financial Officer at Genus, Inc. (a semiconductor equipment company) from October 2001 to June 2005.

There are no family relations among the above named individuals by blood, marriage or adoption. During the past five years, none of the above persons was convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. During the past five years, none of the above persons has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

Section 16(a) Beneficial Ownership Reporting Compliance

In accordance with Section 16(a) of the Securities Exchange Act of 1934 and the regulations of the Securities and Exchange Commission, our directors, executive officers and holders of more than 10% of our ordinary shares are required to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the NASDAQ Stock Market and to furnish us with copies of all of the reports they file.

Based solely on our review of the copies of the forms furnished to us and written representations from the reporting persons, we are unaware of any failures during 2007 to file Forms 3, 4 or 5 or any failures to file such forms on a timely basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The table below sets forth, to the extent known by us or ascertainable from public filings, certain information as of March 31, 2008 with respect to the beneficial ownership of each class of our ordinary shares by each person who is known by us to be the beneficial owner of more than five percent of any class of our ordinary shares.

Unless otherwise indicated in the footnotes below, each entity has sole voting power and investment power with respect to the ordinary shares set forth opposite such entity’s name. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Ordinary shares issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after March 31, 2008, are deemed to be outstanding and to be beneficially owned by that entity holding the options, warrants or convertible securities for the purpose of computing the percentage ownership and voting power of that entity, but are not treated as outstanding for the purpose of computing the percentage ownership and voting power of any other entity. For purposes of the following presentation, beneficial ownership of OpenTV Class B ordinary shares, though convertible on a one-for-one basis into OpenTV Class A ordinary shares, is reported as beneficial ownership of OpenTV Class B ordinary shares only, and not as beneficial ownership of OpenTV Class A ordinary shares.

The percentage ownership information set forth in the following table is based upon 109,628,148 OpenTV Class A ordinary shares and 30,206,154 OpenTV Class B ordinary shares, in each case, outstanding as of March 31, 2008.

Name and Address of Beneficial Owner	Class of Stock	Number of Shares	Percent of Class		Voting Power
Kudelski SA(1) 22-24, Route de Genève Case Postale 134 1033 Cheseaux, Switzerland	Class A Class B	14,436,148 30,206,154	13.2 100.0	% %	76.9%

Discovery Equity Partners, L.P.(2) 191 North Wacker Drive Suite 1685 Chicago, IL 60606	Class A	11,972,644	10.9%		2.9%

Sun Microsystems, Inc.(3) 901 San Antonio Road Mail Stop PAL 1-S2 Palo Alto, CA 94304	Class A	7,594,796	6.9%		1.8%

(1)	Represents 7,902,197 Class A ordinary shares held directly by Kudelski SA and 6,533,951 Class A ordinary shares held directly by Kudelski Interactive Cayman, Ltd., a subsidiary of Kudelski SA. The Class B ordinary shares are held by Kudelski Interactive USA, Inc., a subsidiary of Kudelski SA.

(2)	Based on information contained in Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008: Discovery Group I, LLC (“Discovery Group”) has acquired the shares on behalf of discretionary clients of Discovery Group, including Discovery Equity Partners, L.P. (“Discovery Partners”); Discovery Group is the general partner of Discovery Partners; and Daniel J. Donoghue and Michael R. Murphy are managing members of Discovery Group and may be deemed to beneficially own shares owned and/or held by and/or for the account and/or benefit of Discovery Partners.

(3)	Sun Microsystems, Inc. holds its shares through its subsidiary, Sun TSI Subsidiary, Inc.

Security Ownership of Management

The following table sets forth, to the extent known by OpenTV or ascertainable from public filings, certain information as of March 31, 2008 with respect to the beneficial ownership of OpenTV Class A ordinary shares and OpenTV Class B ordinary shares by (i) each of our current directors; (ii) each person nominated to be a director; (iii) each of our named executive officers identified in “Executive Compensation” below; and (iv) all current directors and executive officers as a group. In addition, the table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership by such individuals of equity securities of Kudelski SA, which owns a controlling interest in us.

The following information regarding OpenTV ordinary shares is given as of March 31, 2008 and, in the case of percentage ownership information, is based on 109,628,148 OpenTV Class A ordinary shares and 30,206,154 OpenTV Class B ordinary shares, in each case outstanding on that date. The following information regarding equity securities of Kudelski SA is given as of March 31, 2008, unless otherwise indicated, and, in the case of percentage ownership information, is based on 46,300,000 registered shares and 47,560,752 bearer shares of Kudelski SA outstanding on that date. For purposes of the information below regarding ownership of Kudelski SA shares, Kudelski SA’s registered shares are wholly owned by André Kudelski and his family. The other named individuals who hold Kudelski SA shares own bearer shares. Each registered and bearer share entitles its holder to one vote.

Shares issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after March 31, 2008, with respect to our and Kudelski SA securities, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership and voting power of that person, but are not treated as outstanding for the purpose of computing the percentage ownership and voting power of any other person. For purposes of the following presentation, beneficial ownership of OpenTV Class B ordinary shares, though convertible on a one-for-one basis into OpenTV Class A ordinary shares, is reported as beneficial ownership of OpenTV Class B ordinary shares only, and not as beneficial ownership of shares of OpenTV Class A ordinary shares. So far as is known to us, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power
Nigel W. Bennett	OpenTV Class A	505,983	(1)	*	*
	OpenTV Class B	—
	Kudelski SA	—

Mark Beariault	OpenTV Class A	156,887	(2)	*	*
	OpenTV Class B	—
	Kudelski SA	—

James A. Chiddix(3)	OpenTV Class A	77,137	(4)	*	*
	OpenTV Class B	—
	Kudelski SA	—

Joseph Deiss	OpenTV Class A	12,500	(4)	*	*
	OpenTV Class B	—
	Kudelski SA	1,000		*	*

Lucien Gani	OpenTV Class A	2,500	(5)	*	*
	OpenTV Class B	—
	Kudelski SA	3,770		*	*

Tracy Geist	OpenTV Class A	131,203	(6)	*	*
	OpenTV Class B	—
	Kudelski SA	—

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power
Alan A. Guggenheim(7)	OpenTV Class A	60,000		*	*
	OpenTV Class B	—
	Kudelski SA	—

Michael Ivanchenko	OpenTV Class A	222,140	(8)	*	*
	OpenTV Class B	—
	Kudelski SA	—

André Kudelski	OpenTV Class A	14,536,148	(9)	13.3%	76.9%
	OpenTV Class B	30,206,154	(9)	100.0%
	Kudelski SA	53,478,342	(10)(11)	57.0%	57.0%

Jerry Machovina	OpenTV Class A	40,621	(5)	*	*
	OpenTV Class B	—
	Kudelski SA	—

Shum Mukherjee	OpenTV Class A	291,445	(12)	*	*
	OpenTV Class B	—
	Kudelski SA	—

Mercer Reynolds	OpenTV Class A	2,500	(5)	*	*
	OpenTV Class B	—
	Kudelski SA	—

Pierre Roy	OpenTV Class A	2,500	(5)	*	*
	OpenTV Class B	—
	Kudelski SA	15,894	(13)

Mauro Saladini	OpenTV Class A	—		*	*
	OpenTV Class B	—
	Kudelski SA	27,714	(14)

Claude Smadja	OpenTV Class A	2,500	(5)	*	*
	OpenTV Class B	—
	Kudelski SA	2,300	(15)

Eric Tveter	OpenTV Class A	—		*	*
	OpenTV Class B	—
	Kudelski SA	—

All directors and executive officers as a group (16 persons)	OpenTV Class A	16,044,064	(16)	14.6%	77.1%
	OpenTV Class B	30,206,154		100%
	Kudelski SA	53,529,020		57.0%

*	Indicates less than 1 percent

(1)	Includes beneficial ownership of 281,717 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2008, pursuant to stock options.

(2)	Includes beneficial ownership of 64,270 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2008, pursuant to stock options.

(3)	Mr. Chiddix remains a director of our company, but his employment as our Chief Executive Officer ended on April 17, 2007.

(4)	Includes beneficial ownership of 2,500 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2008, pursuant to stock options.

(5)	Consists solely of our Class A ordinary shares that may be acquired within 60 days after March 31, 2008, pursuant to stock options.

(6)	Includes beneficial ownership of 59,203 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2008, pursuant to stock options.

(7)	Mr. Guggenheim resigned his employment with us on August 29, 2007.

(8)	Includes beneficial ownership of 115,867 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2008, pursuant to stock options.

(9)	Represents Class A ordinary shares owned directly by Mr. Kudelski and Class A and Class B ordinary shares held by Kudelski SA and its affiliates for which Mr. Kudelski may be deemed the beneficial owner as a result of his position at Kudelski SA.

(10)	Includes registered and bearer shares held by Mr. Kudelski and his family (under the sole voting control of Mr. Kudelski).

(11)	Includes beneficial ownership of 19,195 Kudelski bearer shares that may be acquired within 60 days after March 31, 2008, pursuant to stock options.

(12)	Includes beneficial ownership of 161,456 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2008, pursuant to stock options.

(13)	Includes beneficial ownership of 4,785 Kudelski bearer shares that may be acquired within 60 days after March 31, 2008, pursuant to stock options.

(14)	Includes beneficial ownership of 4,470 Kudelski bearer shares that may be acquired within 60 days after March 31, 2008, pursuant to stock options.

(15)	Includes beneficial ownership of 1,000 Kudelski bearer shares that may be acquired within 60 days after March 31, 2008, pursuant to stock options.

(16)	Includes beneficial ownership of 738,134 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2008, pursuant to stock options.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table presents information about our equity compensation plans as of December 31, 2007:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance (excluding Securities reflected in column(a))
Equity compensation plans approved by security holders	5,654,941	(1)	$4.93		3,161,496	(2)
Equity compensation plans not approved by security holders	795,300	(3)	$3.38	(4)	—

Total	6,450,241		$4.89	(4)	3,161,496

(1)	Represents (i) 1,921,910 Class A ordinary shares issuable upon the exercise of options outstanding under the 1999 Plan, (ii) 92,734 Class A ordinary shares issuable upon the exercise of outstanding options assumed in connection with our acquisition of Spyglass, Inc. in July 2000, (iii) 1,537,794 Class A ordinary shares issuable upon the exercise of options outstanding under the 2003 Plan, (iv) 35,926 Class A ordinary shares issuable upon the exercise of outstanding options assumed in connection with our acquisition of ACTV, Inc. in July 2003, and (v) 2,066,577 Class A ordinary shares issuable upon the exercise of options outstanding under the 2005 Plan.

(2)	Represents (i) 2,661,496 Class A ordinary shares available for future issuance under the 2005 Plan and (ii) 500,000 Class A ordinary shares available for future issuance under the ESPP.

(3)	Represents (i) 141,734 Class A ordinary shares issuable upon exercise of outstanding stock options granted under the 2001 Plan, and (ii) 653,566 Class A ordinary shares issuable upon the exercise of exchange rights granted under our 2000 Exchange Plan, which we refer to as the Exchange Plan.

(4)	Does not include information regarding weighted-average exercise price of Class A ordinary shares issuable under the Exchange Plan because such issuances do not involve the payment of an exercise price or the provision of other monetary consideration.

As a result of our shareholders’ approval of our 2005 Incentive Plan (the “2005 Plan”) on November 10, 2005, no further awards will be granted under the following plans:

•	our Amended and Restated 1999 Share Option/ Share Issuance Plan (the “1999 Plan”);

•	our 2001 Nonstatutory Stock Option Plan (the “2001 Plan”); and

•	our 2003 Incentive Plan (the “2003 Plan”).

Our board of directors has suspended offering periods under our Amended and Restated 1999 Employee Stock Purchase Plan (the “ESPP”), and no options or purchase rights are currently outstanding under the ESPP. In the event our board of directors elects to commence offering periods under our ESPP in the future, the number of Class A ordinary shares issuable under the ESPP will, pursuant to the terms of the ESPP, be reset at 500,000 each successive December 31 through calendar year 2008, in each case for issuance during the following year.

2000 Exchange Plan

Exchange rights granted under the Exchange Plan enable the holder to exchange, generally on a one-for-one basis, shares of the common stock of our majority-owned subsidiary OpenTV, Inc. (including shares of OpenTV, Inc. common stock that may be acquired pursuant to the exercise of options outstanding under OpenTV, Inc.’s Amended and Restated 1998 Stock Purchase/ Stock Issuance Plan, which we refer to as the 1998 Plan) for our Class A ordinary shares. Although 800,868 Class A ordinary shares were reserved for future issuance under the Exchange Plan as of December 31, 2007, only 653,566 shares of OpenTV, Inc. common stock (62,000 of which were underlying options to purchase shares of OpenTV, Inc. common stock previously granted under the 1998 Plan at a weighted-average exercise price of $4.64) were actually eligible for exchange under the Exchange Plan as of that date. We no longer grant options under the 1998 Plan.

2001 Nonstatutory Stock Option Plan

Our board of directors adopted the 2001 Nonstatutory Stock Option Plan. The 2001 Plan did not require the approval of our shareholders, and no shareholder approval was obtained or sought. The material features of the 2001 Plan are summarized below.

Share Reserve. Options to purchase 141,734 Class A ordinary shares were outstanding under the 2001 Plan as of December 31, 2007. We no longer grant options under the 2001 Plan, and any previously issued options under the 2001 Plan that are forfeited, cancelled or otherwise terminated without being exercised would not become available for future grants.

Administration. The compensation committee of our board of directors administers the 2001 Plan. The compensation committee has complete discretion to make all decisions relating to the administration, interpretation and operation of the 2001 Plan.

Eligibility. The following groups of individuals are eligible to participate in the 2001 Plan:

•	employees (other than employees who are executive officers); and

•	consultants.

Structure of Plan. The 2001 Plan permits the grant of options to purchase Class A ordinary shares to eligible participants. Options to purchase our Class A ordinary shares that may be granted under the 2001 Plan are non-statutory options and do not qualify for the favorable tax treatment afforded incentive options under Section 422 of the Internal Revenue Code. The exercise price and other terms of non-statutory options granted under the 2001 Plan are determined by the compensation committee. The compensation committee may provide that non-statutory options will be transferable.

Corporate Transaction. Options granted under the 2001 Plan will automatically vest in full upon the occurrence of certain change in control events, if such options are not assumed or exchanged for equivalent rights by the successor entity in accordance with the terms of the 2001 Plan. In the event of a corporate transaction that does not result in the automatic vesting of options and other awards, the board of directors or the compensation committee has discretion to accelerate vesting of such options and other awards.

Amendment and Termination. The board of directors may amend the 2001 Plan at any time. If our board of directors amends the 2001 Plan, shareholder approval will be sought if required by applicable law. The 2001 Plan will terminate upon the earliest of (i) ten years after its adoption by our board of directors, or (ii) such earlier date as determined by our board of directors.

Changes in Control

We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our articles of association authorize no fewer than five and no more than fifteen directors. Our board of directors currently consists of ten authorized directors. A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier death or resignation. Our board of directors is not divided into classes. Each member of our board of directors is elected by the shareholders at each annual meeting to serve until the occurrence of the next annual meeting.

Our board of directors currently consists of André Kudelski, James A. Chiddix, Joseph Deiss, Lucien Gani, Jerry Machovina, Mercer Reynolds, Pierre Roy, Mauro Saladini, Claude Smadja and Eric Tveter. Due to multiple commitments on his time, Mercer Reynolds has decided not to stand for re-election to our board of directors. As a result, if a tenth candidate is not nominated and elected at our 2008 annual meeting, a vacancy on the board of directors will exist as of that date.

You are being asked to elect nine directors who will become our directors on the date of the annual meeting. The names of our board of directors’ nominees are identified below. The shares represented by the enclosed proxy card for our annual meeting will be voted “FOR” the election of the nominees listed below unless authority to vote for the election of directors is withheld. You may withhold authority to vote for the slate as nominated by marking the “WITHHOLD FOR ALL” box on the proxy card. You may withhold authority to vote for any individual nominee or nominees by marking the “WITHHOLD AUTHORITY FOR SPECIFIC NOMINEES” box on the proxy card and writing the name of the nominee or nominees on the line provided. If any of the nominees should unexpectedly decline or be unable to act as director, our board of directors may either reduce the number of directors to be elected or cause a substitute nominee to be selected. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

Nominees for Election as Directors:

Name	Year First Elected or Appointed Director
James A. Chiddix	2004
Joseph Deiss	2007
Lucien Gani	2007
André Kudelski	2007
Jerry Machovina	2003
Pierre Roy	2007
Mauro Saladini	2007
Claude Smadja	2007
Eric Tveter	2007

For more information about the nine individuals nominated to be our directors, see “Information Concerning Our Current Directors and Executive Officers.” There are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominee was selected to stand for election to our board of directors. Each nominee has consented to being named in this proxy statement and has agreed to serve if elected.

Required Vote and Board Recommendation

The affirmative vote of a majority of the total votes cast at the annual meeting, in person or by proxy, is required for a director to be elected.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee of our board of directors has selected Grant Thornton LLP (“Grant Thornton”) as our independent registered public accountants to perform the audit of our financial statements for the year ending December 31, 2008. You are being asked to ratify this selection.

Shareholder ratification of the selection of Grant Thornton as our independent registered public accountants is not required by our amended and restated memorandum of association or articles of association or otherwise. However, we are submitting the selection of Grant Thornton to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, our audit committee will reconsider whether or not to retain Grant Thornton. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it is determined that such a change would be in our shareholders’ best interests.

We expect that one or more representatives of Grant Thornton will be present at the meeting, will be given the opportunity to make a statement, if they wish to do so, and will be available to respond to appropriate questions.

Dismissal of Prior Independent Auditor

The audit committee of our board of directors decided to replace KPMG LLP (“KPMG”) as our independent registered public accounting firm on June 29, 2006 and engaged Grant Thornton on July 6, 2006. The reports of KPMG on the consolidated financial statements of our company and its subsidiaries as of and for the years ended December 31, 2004 and December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2004 and December 31, 2005 and through June 29, 2006, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference thereto in its reports on our consolidated financial statements for such years.

During 2004 and 2005 and through June 29, 2006, there had been no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K except that the company identified and the audit report of KPMG on management’s assessment of the effectiveness of internal control over financial reporting indicated that we did not maintain effective internal control over financial reporting as of December 31, 2005 in that:

•	our financial reporting process did not provide for effective account analysis for certain financial statement accounts; and

•	we did not have sufficient personnel with adequate technical expertise to analyze effectively, and review in a timely manner, our accounting for revenue and income taxes.

The company authorized KPMG to respond fully to the inquiries of the successor independent registered public accounting firm concerning the subject matter of the material weaknesses described above.

Management concluded in a report audited by Grant Thornton, our current independent registered public accounting firm, that as of December 31, 2006, the company had remediated these material weaknesses in internal control over financial reporting.

Audit Fees and All Other Fees

The following tables present fees for services rendered by Grant Thornton during 2007 and for the period from July through December 2006 during which Grant Thornton provided services (amounts in thousands).

Grant Thornton LLP:

	2007	2006
Audit fees, excluding audit-related fees(1)	$1,233	1,182
Audit-related fees(2)	$90	—

(1)	Represents fees billed for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and work required under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Represents professional consultations with respect to accounting issues affecting our financial statements, new accounting pronouncements, issuance of consents for regulatory filings and acquisition-related services.

The audit committee of our board of directors has policies and procedures that require the pre-approval by the audit committee of services performed by our independent registered public accountants. At the beginning of each year, the audit committee approves the proposed services, including the nature, type and scope of service contemplated and the related fees, to be rendered by our independent registered public accountants during the year. In addition, audit committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees approved by the audit committee. The performance by our independent registered public accountants of any non-audit services additionally requires a determination by the audit committee that performance of such services will not impair independence. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved by the audit committee in compliance with the pre-approval policies and procedures described herein.

Required Vote and Board Recommendation

Shareholder ratification of Grant Thornton as our independent registered public accountants requires the affirmative vote of a majority of the votes cast at the annual meeting in person or by proxy.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

CORPORATE GOVERNANCE AND BOARD MATTERS

Recent Events

In March 2008, our board of directors appointed Nigel (Ben) Bennett as our Chief Executive Officer. Mr. Bennett assumed this role after having served as Acting Chief Executive Officer and Chief Operating Officer since August 2007.

Board Meetings and Selection Process

Our board of directors held seven (7) meetings in 2007. Each director attended at least 75% of the meetings of our board of directors that were held in 2007.

During 2007, our board of directors had an audit committee, a compensation and nominating committee and an executive committee. Each director attended at least 75% of the meetings held in 2007 by the committees on which he served, except that Mr. Smadja attended 63% of the meetings held by the compensation and nominating committee in 2007 and 67% of the meetings held by the executive committee in 2007 and Mr. Wargo attended 67% of the meetings held by the audit committee for the portion of the year during which he served as an audit committee member.

Directors are generally elected annually and serve until their successors are duly elected and qualified.

We are a “controlled company” as defined in Rule 4350(c)(5) of the Nasdaq Marketplace Rules because more than 50% of our voting power is beneficially owned by Kudelski. Please see “Security Ownership of Certain Beneficial Owners and Management” above. Therefore, we are not subject to the requirements of Rule 4350(c) that would otherwise require us to have (i) a majority of independent directors on our board of directors; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee composed solely of independent directors; (iv) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for our board of directors’ selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

Director Independence

It is our policy that certain members of our board of directors be independent of our management. For a director to be deemed independent, our board of directors must affirmatively determine that the director has no direct or indirect material relationship with our company. Our board of directors evaluates each director’s independence under the NASDAQ Global Market listing standards as well as applicable rules and regulations adopted by the Securities and Exchange Commission. In accordance with these listing standards and rules, our board of directors has determined that Messrs. Deiss, Machovina, Reynolds and Tveter are each qualified as an independent director of our company.

Our board of directors encourages all members of the board to attend each annual meeting of our shareholders. Seven (7) of our board members attended our last annual meeting of shareholders.

Executive Sessions of Independent Directors

In connection with each regularly scheduled board meeting during 2007, our independent directors held executive sessions during which only independent directors were present.

Audit Committee

Messrs. Deiss, Machovina and Wargo were the members of the audit committee until June 2007. In June 2007, our board of directors appointed Mr. Tveter to the board and as chairman of the audit committee to replace

Mr. Wargo who decided not to stand for reelection at our 2007 annual meeting of shareholders. Each of the members of the audit committee met and continues to meet the applicable independence rules and regulations of NASDAQ and the Securities and Exchange Commission, as such rules and regulations exist on the date of this proxy statement, and each is financially literate as determined by our board of directors in light of applicable regulatory standards. Our board of directors has determined that Mr. Tveter is a “financial expert” as defined by applicable Securities and Exchange Commission rules and regulations. The audit committee met six (6) times in 2007. Our audit committee holds a separate meeting with our independent registered public accountants on a quarterly basis during which management and affiliated directors are excused.

The audit committee assists our board in its oversight responsibilities relating to our financial accounting, reporting and controls. The audit committee monitors and evaluates periodic reviews of the adequacy of our accounting and financial reporting processes and internal control over financial reporting that are conducted by our financial and senior management and our independent registered public accountants. In addition, the audit committee is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accountants, reviews and evaluates the qualifications, independence and performance of our independent registered public accountants, monitors our compliance with legal and regulatory requirements and facilitates communication among our independent registered public accountants, our financial and senior management and our board of directors. The audit committee has the authority to obtain advice and assistance from such outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties and receives appropriate funding, as determined by the audit committee, from our company for such advice and assistance.

The charter of our audit committee is available on our website at www.opentv.com.

Audit Committee Report. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent registered public accountants are responsible for performing an independent audit of the consolidated financial statements and an independent audit of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The audit committee discussed with our independent registered public accountants the overall scope and plans for their audit. The audit committee meets with the independent registered public accountants, with and without management present, to discuss the results of their examinations, and the overall quality of our financial reporting.

In performing its oversight role, the audit committee reviewed, considered and discussed the audited financial statements with management and the independent registered public accountants. The audit committee also discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The audit committee discussed with management and the independent registered public accountants the critical accounting policies applied to the company in the preparation of its financial statements. These policies arise in connection with: revenue recognition; valuation allowances (specifically the allowance for doubtful accounts and deferred tax assets); impairment of goodwill and long-lived assets; restructuring costs; and share-based compensation. The audit committee received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The audit committee also considered whether the provision of non-audit services by the independent registered public accountants is compatible with maintaining their independence and has discussed with the independent registered public accountants their independence.

Based on the reports and discussions described in this report, the audit committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The audit committee also recommended to the board of directors, and the board approved, subject to shareholder ratification, the selection of Grant Thornton LLP as independent registered public accountants for the year ending December 31, 2008.

Submitted by the members of the audit committee:

Eric Tveter (Chairman)

Joseph Deiss

Jerry Machovina

Compensation and Nominating Committee

In February 2007, our board of directors replaced our compensation committee with a compensation and nominating committee, and appointed Messrs. Deiss, Machovina and Smadja as committee members, with Mr. Deiss appointed as chairman. The compensation and nominating committee met eight (8) times during 2007. The purposes of the compensation and nominating committee are (i) to oversee the company’s compensation policies and programs, including salaries, bonuses and equity compensation, and specifically to determine the compensation of the company’s executive officers; (ii) to identify, screen and review individuals qualified to serve as directors consistent with criteria approved by the board of directors and to recommend for approval by the board of directors nominees for election at the annual meeting of shareholders or to fill vacancies on the board of directors; and (iii) to review candidates for executive officers and to recommend qualified candidates for approval by the board of directors. The compensation and nominating committee considers suggestions from many sources, including shareholders, regarding possible candidates for directors. Such suggestions, together with appropriate biographical information, should be submitted to OpenTV Corp., Attn: Corporate Secretary,

275 Sacramento Street, San Francisco, California 94111. Candidates who have been suggested by shareholders will be evaluated by the compensation and nominating committee with the same degree of care and scrutiny as any other candidate considered for the board of directors. The compensation and nominating committee also acts as the administrator of the company’s equity compensation plans.

The charter of our compensation and nominating committee is available on our website at www.opentv.com.

Executive Committee

In February 2007, our board of directors approved the formation of an executive committee and appointed Messrs. Chiddix, Deiss, Guggenheim, Kudelski and Smadja as committee members, with Mr. Kudelski appointed as chairman. In August 2007, following Mr. Guggenheim’s resignation, our board of directors appointed Mr. Saladini as a member of the executive committee. The executive committee met nine (9) times during 2007. The purpose of the executive committee is to assist the board of directors by: (i) exercising powers of the board of directors (other than with regard to issues reserved to the board of directors as a whole or to the independent directors by law, regulation, listing rule or our articles of association or amended and restated memorandum of association) in relation to matters that arise between regularly scheduled meetings of the board of directors or when it is not practical or feasible for the board of directors to meet; (ii) performing specific tasks as requested by the board of directors; (iii) providing guidance to executive officers concerning the operations of the company; and (iv) reporting to the board of directors on its activities.

Shareholder Communication with Directors

Our shareholders may send communications to our board of directors or to individual directors by mail addressed to the board of directors or to an individual director c/o OpenTV Corp., Attn: Corporate Secretary,

275 Sacramento Street, San Francisco, California 94111. All such communications from shareholders will be forwarded to our directors on a timely basis.

Code of Ethics

We have adopted a code of conduct that applies to all of our employees, directors and officers. Our code of conduct constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and the “code of conduct” under the NASDAQ Marketplace Rules. Our code of conduct is available on our website at www.opentv.com.

EXECUTIVE COMPENSATION

The following sections set forth information relating to, and analysis and discussion of, compensation paid by the company to:

•	James A. Chiddix, who served as our Chief Executive Officer until March 2007;

•	Alan Guggenheim, who served as our Chief Executive Officer from March 2007 until August 2007;

•	Nigel W. Bennett, who served as our Acting Chief Executive Officer and Chief Operating Officer from August 2007 until his appointment as Chief Executive Officer in March 2008;

•	Shum Mukherjee, who served as our Executive Vice President and Chief Financial Officer during the year ended December 31, 2007;

•	Mark Beariault, Tracy Geist and Michael Ivanchenko, our three other most highly compensated executive officers as of December 31, 2007; and

•

Joel Hassell and Edward Knudson, two of our former executive officers whose total compensation during 2007 would have placed them among the three most highly compensated executive officers had they been employed by the company at December 31, 2007.

We collectively refer to these executive officers as our “named executive officers.”

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview; Principles

The compensation and nominating committee of our board of directors has responsibility for establishing, implementing and regularly monitoring adherence to the principles by which the company determines compensation of its executive officers. Those principles seek to align the long-term interests of our company’s executive officers with those of our shareholders, with the ultimate goal of appropriately motivating and rewarding our executives in an effort to increase shareholder value. To that end, the compensation packages provided to our named executive officers generally include cash, equity and performance-based incentive compensation.

The compensation and nominating committee seeks to formulate a compensation package for each executive officer that is commensurate with the responsibilities and proven performance of that executive, and that is competitive relative to the compensation packages paid to executives with comparable experience, duties and responsibilities at other companies that are similarly situated in terms of industry, geography and financial position. The compensation and nominating committee believes that the company’s compensation packages must be designed and maintained at levels that enable the company to attract and retain key executive officers who are considered critical to our long-term success.

The compensation and nominating committee did not retain a compensation consultant to advise it in connection with its determination of the compensation paid to the named executive officers in 2007.

Role of Chief Executive Officer in Compensation Decisions

Although the compensation package of each named executive officer is within the discretion of and determined by the compensation and nominating committee and the board of directors, recommendations are obtained from the Chief Executive Officer as to each named executive officer’s total compensation package (other than that of the Chief Executive Officer). The Chief Executive Officer’s recommendations are based on his evaluation of the performance and contributions of the other named executive officers, given their respective areas of responsibility. When making recommendations, the Chief Executive Officer considers various qualitative factors such as:

•	named executive officer’s experience and overall effectiveness, including achievement of individual performance goals and contribution to the achievement of the company’s performance goals;

•	responsibilities assumed by the named executive officer, including as a result of any promotion;

•	named executive officer’s demonstrated leadership and management ability;

•	named executive officer’s compensation relative to other executives at our company and at other companies that are similarly situated in terms of industry, geography and financial position;

•	named executive officer’s years of service with our company; and

•	overall performance of the group for which the named executive officer is primarily responsible.

Setting Executive Compensation

In making its compensation decision for each named executive officer, the compensation and nominating committee considers the following:

•	each element of the named executive officer’s historical compensation, including salary, bonus, equity and perquisites and other personal benefits;

•	financial performance of our company compared to internal forecasts and budgets;

•	scope of the named executive officer’s responsibilities;

•	performance of the group reporting to the named executive officer;

•

compensation packages paid to executives with comparable experience, duties and responsibilities at other companies that are similarly situated in terms of industry, geography and financial position; and

•	as to each named executive officer (other than the Chief Executive Officer), the performance evaluations and compensation recommendations given by the Chief Executive Officer.

Elements of Executive Compensation

The principal components of compensation for the named executive officers include:

•	base salary;

•	annual bonuses designed to reward achievement of individual and company performance goals;

•	equity incentive compensation;

•	matching contributions under our 401(k) plan; and

•	benefits under our health and welfare benefits plans.

Base Salary. The compensation and nominating committee reviews the base salaries of the named executive officers on an annual basis, as well as at the time of a promotion or other change in responsibilities. Historically, after establishing a named executive officer’s base salary, the compensation and nominating committee has limited increases to adjustments based on an evaluation of a named executive officer’s job performance, any changes in the scope of the named executive officer’s responsibilities, and the named executive officer’s salary level compared to other executive officers at our company. The performance evaluation of a named executive officer by the Chief Executive Officer as well as a review by the compensation and nominating committee of compensation data concerning other companies that are similarly situated in terms of industry, geography and financial condition are also significant factors in any salary decision.

Bonuses Paid in 2007. Individual bonuses paid to our named executive officers are determined by the compensation and nominating committee annually and are intended to serve both as an incentive for achieving individual and company performance goals and as a retention mechanism. Target bonuses for our senior vice presidents and above, other than the Chief Executive Officer, are generally 35% of their base salary. The bonus amounts paid in 2007 were determined by the compensation and nominating committee in consultation with the Chief Executive Officer, 50% based on the contribution of the named executive officers to our performance in 2006 and 50% on the performance of the company during such period as compared to internal forecasts and budgets. See the Summary Compensation Table and Grants of Plan-Based Awards table below for the bonus amounts awarded to our named executive officers in 2007.

For 2007, the compensation and nominating committee approved the 2007 Management Bonus Plan, which was a special bonus plan designed both to better align management with certain profitability targets established by our board of directors and as a management retention mechanism following the change in control of our company in January 2007. Participants in the 2007 Management Bonus Plan included our named executive officers other than our Chief Executive Officer, as well as other members of management. The profitability targets were based on cumulative net income of the company, as measured over any period of four consecutive fiscal quarters during the period commencing April 1, 2007 and ending December 31, 2009, with cumulative net income being based on net income as publicly reported in the financial statements of the company, subject to certain exclusions. The plan provides for bonus awards, consisting of a cash amount and a grant of restricted Class A ordinary shares pursuant to the company’s 2005 Incentive Plan. Under the 2007 Management Bonus Plan, the restricted shares will vest, and the cash will become payable, in each case on a pro rata basis, based on the following schedule: (i) 62.5% upon our achievement of cumulative net income equal to or greater than zero, (ii) 12.5% upon our achievement of cumulative net income equal to $4,000,000, and (iii) 25% upon our achievement of cumulative net income equal to $6,000,000. Total bonus awards payable under the plan, assuming achievement of all three profitability targets, would be equal to 200% of a participant’s normal annual target bonus.

During the year ended December 31, 2007, no bonus awards were made under the 2007 Management Bonus Plan because none of the performance metrics were achieved. The compensation and nominating committee expects that future bonus plans, including any bonus plan approved for 2008, will be structured differently than the 2007 Management Bonus Plan, with, among other things, different target bonus amounts and different performance goals that will be determined in the discretion of the committee and the board of directors.

Equity Incentive Compensation. The compensation and nominating committee has historically sought to align the interests of the named executive officers with those of our shareholders by awarding share-based incentive compensation. The committee believes that this practice helps ensure that our management team has a continuing stake in our long-term success. We do not have share ownership guidelines, and our equity incentive plans have generally been the principal means by which our executive officers acquire shares in our company.

The OpenTV Corp. 2005 Incentive Plan provides for the grant of a variety of incentive awards tied to our Class A ordinary shares, including stock options, restricted shares, stock appreciation rights and performance awards. In the past, the company generally granted stock options to employees on an annual basis. However, in December 2007, the compensation and nominating committee decided to grant certain key employees restricted Class A ordinary shares under the 2005 Incentive Plan instead of stock options. The decision to grant restricted shares instead of stock options was based on, among other things, the desire of the committee to minimize share dilution and compensation expense to the company. The shares issued are subject to restrictions on sale, transfer and assignment, which restrictions lapse as to 25% of the restricted shares on December 3, 2008 and as to 1/48th of such shares on a monthly basis for three years thereafter. The committee has not made a determination as to whether any future annual grants will be made to employees under the 2005 Incentive Plan (or any successor plan) or whether any grants made will be restricted shares or stock options. See the Grants of Plan-Based Awards table below for equity incentive compensation awarded to our named executive officers in 2007.

Our compensation and nominating committee continues to grant stock options to our employees in connection with the commencement of their employment. The stock options generally vest over a four-year period and are awarded with an exercise price equal to fair market value on the date of grant, generally measured by reference to the closing sale price on that date of our Class A ordinary shares, as reported by The NASDAQ Stock Market. We do not coordinate the timing of our awards with the release of material non-public information.

Perquisites and Other Personal Benefits. Historically, our primary means of compensation to our executive officers were cash and share-based compensation. We have not generally elected to offer a significant amount of perquisites to our employees. During 2007, we provided some perquisites and personal benefits to our former Chief Executive Officer, Alan Guggenheim, as described below in the separate description of the employment arrangement we had with Mr. Guggenheim. We also provided our current Chief Executive Officer with some perquisites and personal benefits during 2007 in connection with his prior role as Managing Director for our European Operations, which required him to relocate his family to London, England. See “Executive Compensation Arrangements” below.

401(k) Plan. We maintain a 401(k) plan in which named executive officers may participate. During 2007, we matched 50% of participants’ contributions up to a maximum of $3,000. The amounts of matching contributions paid to our named executive officers are set forth below in the Summary Compensation Table. Participation in the 401(k) plan is available to all United States-based employees on a non-discriminatory basis.

Health and Welfare Benefits. We provide health, life and disability insurance and other employee benefits programs to our employees, including our named executive officers. The compensation and nominating committee is responsible for overseeing the administration of these programs and believes that the employee benefits programs should be generally comparable to those maintained by comparable companies so that we are able to attract and retain officers and other employees. Our employee benefits plans are provided on a non-discriminatory basis to all employees, though depending upon the particular jurisdiction involved, our benefit plans may differ among the company’s regional offices, particularly those located outside of the United States.

Deductibility of Executive Compensation

In developing the compensation packages for the named executive officers, the compensation and nominating committee considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. That provision prohibits the deduction of compensation of more than $1 million paid to certain executives, subject to certain exceptions. One exception is for performance-based compensation, including stock options granted under our OpenTV Corp. 2005 Incentive Plan. In order to maintain maximum flexibility in making compensation decisions and given the company’s current tax position, the compensation and nominating committee has not adopted a policy requiring all compensation to be deductible under Section 162(m).

REPORT OF COMPENSATION AND NOMINATING COMMITTEE

The compensation and nominating committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in the company’s 2008 proxy statement. This report is provided by the following directors, who comprise the compensation and nominating committee:

Submitted by the members of the compensation and

nominating committee:

Joseph Deiss (Chairman)

Jerry Machovina

Claude Smadja

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus(1)			Stock Awards(2)		Option Awards(2)		All Other Compensation			Total
Nigel W. Bennett Chief Executive Officer	2007 2006	$ $	337,257 293,941	$	— 102,879		$29,395 —	(3)	$ $	102,284 130,748	$ $	464,114 325,277	(4) (5)	$ $	933,050 852,845

James A. Chiddix(6) Former Chief Executive Officer	2007 2006	$ $	146,987 486,494	$	— 157,008		— —		$ $	507,242 673,813	$ $	238,626 3,000	(7) (8)	$ $	892,855 1,320,315

Alan Guggenheim(9) Former Chief Executive Officer	2007		$489,995		$106,000	(10)	$239,520			—		$548,372	(11)		$1,383,887

Shum Mukherjee Executive Vice President & Chief Financial Officer	2007 2006	$ $	321,368 310,500	$	— 108,675		$29,732 —	(12)	$ $	120,350 169,044	$ $	3,000 3,000	(13) (13)	$ $	474,450 591,219

Mark Beariault(14) Senior Vice President, General Counsel	2007		$240,000		—		$21,705	(15)		$35,743		$3,000	(16)		$300,448

Tracy Geist(14) Senior Vice President, Market Development	2007		$225,000		—		$20,533	(17)		$32,364		—			$277,897

Joel Hassell(14)(18) Former Senior Vice President & General Manager, Americas Region	2007		$291,038		—		—			$51,719		$50,320	(19)		$393,077

Michael Ivanchenko(14) Senior Vice President, Sales	2007		$228,136		—		$23,024	(20)		$60,047		$25,275	(21)		$336,482

Edward Knudson(14)(22) Former Senior Vice President, Advanced Advertising	2007		$220,500		—		—			$36,114		$111,731	(23)		$368,345

(1)	Bonus compensation is displayed for the year such bonus was earned.

(2)	For financial reporting purposes, the compensation expense related to share-based payment awards was calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (SFAS 123R). However, as required for purposes of this presentation, the amounts shown in the table above exclude the impact of estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 14 to our consolidated financial statements for the year ended December 31, 2007, which are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2008.

(3)	Consists of $27,157 which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for the 2007 fiscal year with respect to 56,789 restricted Class A ordinary shares granted in August 2007 under the 2007 Management Bonus Plan and $2,238 which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for the 2007 fiscal year with respect to equity awards granted in the 2007 fiscal year and prior fiscal years under the company’s 2005 Incentive Plan.

(4)	Represents a payment of $3,000 in connection with a matching contribution made to Mr. Bennett’s 401(k) plan account in the fiscal year. In addition, this amount includes $1,743 for medical expenses, $96,925 for housing and car allowance, $240 for reimbursement of tuition fees for his children and $4,895 in other expenses. These payments were made as part of an expatriate package for Mr. Bennett in connection with his assignment to our London, U.K. office, which ended in August 2007. The company also paid a total of $357,311 on behalf of Mr. Bennett to U.S. and U.K. income tax authorities in respect of Mr. Bennett’s 2007 compensation.

(5)	Represents a payment of $3,000 in connection with a matching contribution made to Mr. Bennett’s 401(k) plan account in the fiscal year, $750 for tax preparation, $131,246 for housing and car allowance and $52,223 for reimbursement of tuition fees for his children. The company also paid a total of $138,058 on behalf of Mr. Bennett to U.S. and U.K. income tax authorities in respect of Mr. Bennett’s 2006 compensation. These payments were made as part of an expatriate package for Mr. Bennett in connection with his assignment to our London, UK office.

(6)	Mr. Chiddix is currently Vice Chairman of our board of directors, but his employment with us as Chief Executive Officer ended in March 2007.

(7)	Represents a payment of $3,000 in connection with a matching contribution made to Mr. Chiddix’s 401(k) plan account in the fiscal year, a payment of $167,219 in connection with the company’s repurchase of 1,500,000 stock options held by Mr. Chiddix and $68,407 in fees related to his service as Vice Chairman of our board of directors.

(8)	Represents a payment of $3,000 in connection with a matching contribution made to Mr. Chiddix’s 401(k) plan account in the fiscal year.

(9)	Compensation information has been included for 2007 only because Mr. Guggenheim’s employment arrangement with us began in March 2007. Mr. Guggenheim resigned his employment with us in August 2007.

(10)	Represents a bonus payment of $106,000 to compensate Mr. Guggenheim for benefits provided by his past employer that he forfeited as a result of the timing of his employment with us.

(11)	Represents a payment of $3,000 in connection with a matching contribution made to Mr. Guggenheim’s 401(k) plan account in the fiscal year, $1,763 for medical expenses, $278,000 for reimbursement of expenses in connection with Mr. Guggenheim’s relocation to the San Francisco Bay Area, $200,000 for housing allowance, $9,359 for an automobile allowance and $56,250 in other expenses.

(12)	Consists of $28,688 which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for the 2007 fiscal year with respect to 59,989 restricted Class A ordinary shares granted in August 2007 under the 2007 Management Bonus Plan and $1,044 which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for the 2007 fiscal year with respect to equity awards granted in the 2007 fiscal year and prior fiscal years under the company’s 2005 Incentive Plan.

(13)	Represents a payment of $3,000 in connection with a matching contribution made to Mr. Mukherjee’s 401(k) plan account in the fiscal year.

(14)	Compensation information has been included for 2007 only because the executive officer did not qualify as a named executive officer in 2006.

(15)	Consists of $20,978 which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for the 2007 fiscal year with respect to 43,867 restricted Class A ordinary shares granted in August 2007 under the 2007 Management Bonus Plan and $727 which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for the 2007 fiscal year with respect to equity awards granted in the 2007 fiscal year and prior fiscal years under the company’s 2005 Incentive Plan.

(16)	Represents a payment of $3,000 in connection with a matching contribution made to Mr. Beariault’s 401(k) plan account in the fiscal year.

(17)	Consists of $20,085 which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for the 2007 fiscal year with respect to 42,000 restricted Class A ordinary shares granted in August 2007 under the 2007 Management Bonus Plan and $448 which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for the 2007 fiscal year with respect to equity awards granted in the 2007 fiscal year and prior fiscal years under the company’s 2005 Incentive Plan.

(18)	Mr. Hassell’s employment with us terminated in September 2007.

(19)	Represents a payment of $3,000 in connection with a matching contribution made to Mr. Hassell’s 401(k) plan account in the fiscal year and $47,320 in severance payments (including accrued vacation) provided to Mr. Hassell in connection with his termination from the company.

(20)	Consists of $22,128 which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for the 2007 fiscal year with respect to 46,273 restricted Class A ordinary shares granted in August 2007 under the 2007 Management Bonus Plan and $895 which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for the 2007 fiscal year with respect to equity awards granted in the 2007 fiscal year and prior fiscal years under the company’s 2005 Incentive Plan.

(21)	Represents a payment of $10,814 to Australian tax authorities in respect of Mr. Ivanchenko’s 2007 compensation and an automobile allowance of $14,461.

(22)	Mr. Knudson’s employment with us terminated in August 2007.

(23)	Represents a payment of $3,000 in connection with a matching contribution made to Mr. Knudson’s 401(k) plan account in the fiscal year and $108,731 in severance payments (including accrued vacation) provided to Mr. Knudson in connection with his termination from the company.

Executive Compensation Arrangements

Employment Letter with Chief Executive Officer

In December 2007, we entered into a letter agreement with Nigel (Ben) Bennett, who served as Acting Chief Executive Officer and Chief Operating Officer from August 2007 until his appointment as Chief Executive Officer in March 2008. Under that letter agreement, Mr. Bennett receives an annual salary of $400,000, with a target bonus amount established by our compensation and nominating committee prior to the year in which such bonus applies. Beginning as of his appointment as Acting Chief Executive Officer, Mr. Bennett’s target bonus is 60% of his annual base salary. Prior to that, Mr. Bennett’s target bonus was 35%. In addition, pursuant to the letter agreement, we granted to Mr. Bennett 150,000 restricted Class A ordinary shares of the company under the OpenTV Corp. 2005 Incentive Plan. Such shares are subject to the terms and conditions of a restricted share agreement, which terms and conditions include restrictions on the sale, transfer or assignment of such shares. Such restrictions lapse as to 25% of the restricted shares in December 2008 and as to 1/48th of such shares on a monthly basis for three years thereafter.

Mr. Bennett’s letter agreement provides for an initial term of employment of one year (commencing on August 29, 2007) and will renew for additional one-year terms unless terminated prior to the anniversary date by us or Mr. Bennett. If we terminate Mr. Bennett’s employment other than for “cause,” as defined in his letter agreement, or Mr. Bennett resigns his employment due to a material reduction in his duties or responsibilities or base salary, then Mr. Bennett would receive the following:

•	payment for all unpaid salary, reimbursable business expenses not theretofore paid and accrued vacation time up to the date of termination;

•	a lump sum payment equal to 12 months of his then current annual salary and, in lieu of any bonus payment, a lump sum payment equal to 40% of his annual salary then in effect;

•	continued vesting of the restricted shares granted pursuant to the letter agreement and all stock options for a period of 12 months after termination;

•	continued exercisability of stock options for a period of 90 days following the date on which the last stock options referred to in the preceding bullet point have vested; and

•	reimbursement of a portion of his health coverage payments for up to 12 months after termination.

Employment Letter Agreements with Other Named Executive Officers

We have also entered into letter agreements with Mark Beariault, Tracy Geist, Michael Ivanchenko and Shum Mukherjee, our other named executive officers employed as of the date of this proxy statement. Pursuant to these letter agreements, these named executive officers are employees at-will. However, if the employment of any such named executive officer is terminated by us other than for “cause,” as defined in the letter agreements, or as a result of a material reduction in duties or responsibilities or base salary, then the applicable named executive officer would receive the following:

•	payment for all unpaid salary, reimbursable business expenses not theretofore paid and accrued vacation time up to the date of termination;

•

salary continuation for a period of six months after termination, unless such termination is within 12 months of a “change in control” (as defined in the employment letters), in which case such individual would be entitled to receive 12 months of salary;

•

continued vesting of stock options for a period of six months after termination, unless such termination is within 12 months of a “change in control,” in which case such individual would be entitled to receive 12 months of vesting; and

•	continued exercisability of stock options for a period of 90 days following the date on which the last stock options referred to in the preceding bullet point shall have vested.

In addition, these letter agreements, other than Mr. Ivanchenko’s agreement, contain an agreement not to compete with the business of our company for a period of one year from termination.

Employment Agreement with Former Chief Executive Officer, Alan Guggenheim

In March 2007, we entered into an employment agreement with Alan Guggenheim pursuant to which Mr. Guggenheim agreed to serve as our Chief Executive Officer.

Mr. Guggenheim’s employment agreement provided for an annual base salary of $610,000. Mr. Guggenheim was granted 60,000 restricted Class A ordinary shares on March 13, 2007, the effective date of the employment agreement. Such restricted Class A ordinary shares of the Company were fully vested upon issuance but restricted from sale or transfer for a specified period. Under the employment agreement, Mr. Guggenheim was also eligible for two annual bonus awards, based respectively on performance criteria determined by the compensation and nominating committee and the company’s achievement of targeted amounts of earnings before interest and taxes.

Mr. Guggenheim’s employment agreement also provided for certain perquisites that the board of directors and compensation and nominating committee believed were important in order to induce Mr. Guggenheim to leave his position with his prior employer and relocate his principal residence to the San Francisco area. We reimbursed Mr. Guggenheim for agreed relocation expenses and paid Mr. Guggenheim a housing allowance equal to $200,000. In addition, the Company provided a company car for use by Mr. Guggenheim and paid $106,000 to Mr. Guggenheim in order to compensate Mr. Guggenheim for benefits provided by his past employer that were forfeited as a result of the timing of his employment with us.

Mr. Guggenheim agreed to resign his employment with us on terms as if his employment was terminated without cause on August 29, 2007. Mr. Guggenheim’s employment agreement provided that upon his termination other than for “cause,” death or disability, Mr. Guggenheim became entitled to receive the following:

•	payment for all unpaid salary and reimbursable business expenses, and accrued vacation time up to the date of termination;

•	continuation of base salary through the end of the “Employment Term,” as such term is defined in the employment agreement;

•	a prorated amount of the annual bonuses that would have been paid to Mr. Guggenheim with respect to the calendar year in which termination occurs;

•

a reduction in the period of restriction applicable to the restricted Class A ordinary shares issued to Mr. Guggenheim pursuant to the employment agreement, such that the restrictions shall end on the one-year anniversary of his termination; and

•	reimbursement of a portion of his health coverage payments for up to the period in which base salary is continued pursuant to the terms of the employment agreement.

Separation Agreement with Former Chief Executive Officer, James Chiddix

James Chiddix’s employment with us as our Chief Executive Officer ended in March 2007, though he continues his service to our company as Vice Chairman of our board of directors. In June 2007, we entered into a Separation Agreement with Mr. Chiddix for the purpose of modifying the timing of severance payments made pursuant to Mr. Chiddix’s employment agreement dated March 23, 2004 in order to address issues raised by Section 409A of the Internal Revenue Code of 1986, as amended; to provide for the surrender of certain outstanding options granted to Mr. Chiddix to purchase our Class A ordinary shares; and to secure a general release of claims by Mr. Chiddix. The Separation Agreement provided for the following:

•

payment to Mr. Chiddix of (i) the severance payment provided in his employment agreement (equal to 12 months base salary ($475,781), less all appropriate withholding taxes) in a lump sum payment and (ii) a supplemental severance payment in the amount of $10,573, less all appropriate withholding taxes, in each case, as soon as administratively practicable after January 2, 2008;

•	Mr. Chiddix’s surrender of previously granted options to purchase 1,500,000 Class A ordinary shares in exchange for a one-time payment of $167,219, less all applicable withholding taxes; and

•	Mr. Chiddix’s waiver and relinquishment of any and all rights and claims under his employment agreement, and Mr. Chiddix’s entry into a general release of claims in our favor.

Grants of Plan-Based Awards

The following table contains information regarding grants of plan-based awards to our named executive officers during the year ended December 31, 2007.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards		Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Nigel (Ben) Bennett	August 27, 2007 December 10, 2007	$127,776	56,789 150,000	(2) (3)	—	—

James A. Chiddix	May 11, 2007	—	10,000	(4)	$2.35	$23,500

Alan Guggenheim	March 13, 2007	—	60,000	(5)	—	—

Shum Mukherjee	August 27, 2007 December 10, 2007	$134,975	59,989 70,000	(2) (3)	—	—

Mark Beariault	August 27, 2007 December 10, 2007	$98,700	43,867 48,750	(2) (3)	—	—

Tracy Geist	August 27, 2007 December 10, 2007	$94,500	42,000 30,000	(2) (3)	—	—

Michael Ivanchenko	August 27, 2007 December 10, 2007	$104,114	46,273 60,000	(2) (3)	—	—

(1)	Represents the maximum cash amount payable under our 2007 Management Bonus Plan, such amount to be paid only upon our achievement of cumulative net income measured over any four consecutive fiscal quarters during the period commencing April 1, 2007 and ending December 31, 2009 as follows: (i) 62.5% upon our achievement of cumulative net income equal to or greater than zero, (ii) 12.5% upon our achievement of cumulative net income equal to $4,000,000, and (iii) 25% upon our achievement of cumulative net income equal to $6,000,000. During the year ended December 31, 2007, no bonuses were eligible to be paid under the 2007 Management Bonus Plan because none of the performance metrics were achieved.

(2)	Represents the maximum amount of Class A ordinary shares that may be issued free of restriction on sale or transfer under our 2007 Management Bonus Plan. The restrictions on the Class A ordinary shares lapse only upon our achievement of cumulative net income measured over any four consecutive fiscal quarters during the period commencing April 1, 2007 and ending December 31, 2009 as follows: (i) 62.5% upon our achievement of cumulative net income equal to or greater than zero, (ii) 12.5% upon our achievement of cumulative net income equal to $4,000,000, and (iii) 25% upon our achievement of cumulative net income equal to $6,000,000. During the year ended December 31, 2007, no bonuses were eligible to be paid under the 2007 Management Bonus Plan because none of the performance metrics were achieved.

(3)

Consists of restricted Class A ordinary shares granted under our 2005 Incentive Plan that are restricted from sale, transfer or assignment. The restrictions lapse as to 25% of such shares on December 3, 2008 and as to 1/48th of such shares on a monthly basis for three years thereafter.

(4)

Consists of a stock option granted to Mr. Chiddix as part of his compensation as a member of the board of directors. The shares subject to the stock option vest over four years, with 25% vesting on the first anniversary of the grant date and an additional 1/48th vesting thereafter on a monthly basis over a four-year period from the grant date.

(5)	Consists of restricted Class A ordinary shares granted under our 2005 Incentive Plan that are restricted from sale, transfer or assignment until the one-year anniversary of Mr. Guggenheim’s resignation from the company.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information regarding equity awards outstanding as of December 31, 2007 for the named executive officers. Stock options issued under our equity incentive plans generally vest over four years, with 25% vesting on the first anniversary of the grant date and an additional 1/48th vesting thereafter on a monthly basis over a four-year period from the grant date. Stock options that were granted under our 2003 Incentive Plan through the end of 2004, however, generally vest over five years, with 25% vesting on the second anniversary of the date of grant and 25% yearly thereafter for the following three years.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price		Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares	Equity Incentive Plan Awards: Market Value of Unearned Shares(1)
Nigel W. Bennett	54,560 27,496 20,000 20,496 15,000 10,000 68,750 41,666	— — — — 5,000 10,000 31,250 58,334	$ $ $ $ $ $ $ $	15.03 43.27 9.72 4.77 1.63 2.99 2.84 2.84	8/11/2009 6/30/2010 1/10/2011 10/1/2011 6/03/2013 3/23/2014 3/31/2015 4/04/2016	56,789 150,000	$ $	74,961 198,000

James A. Chiddix	—	10,000		$2.35	5/11/2017	— —		—

Tracy Geist	10,000 8,500 1,875 6,250 5,808 4,583 13,000	— — 625 6,250 2,392 6,417 26,000	$ $ $ $ $ $ $	10.19 9.72 1.63 2.99 2.70 2.84 2.95	1/02/2011 1/10/2011 6/03/2013 3/23/2014 2/18/2015 4/04/2016 8/16/2016	42,000 30,000	$ $	55,440 39,600

Alan Guggenheim	—	—		—	—	60,000		$79,200

Shum Mukherjee	93,750 41,666	56,250 58,334	$ $	2.81 2.84	6/08/2015 4/04/2016	59,989 70,000	$ $	79,185 92,400

Mark Beariault	9,375 6,250 28,333 10,416	3,125 6,250 11,667 14,584	$ $ $ $	3.42 2.99 2.70 2.84	11/24/2013 3/23/2014 2/18/2015 4/04/2016	43,867 48,750	$ $	57,904 64,350

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price		Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares	Equity Incentive Plan Awards: Market Value of Unearned Shares(1)

Michael Ivanchenko	10,000 1,400 10,551 3,000 6,250 49,500 20,833	— — — 1,000 6,250 22,500 29,167	$ $ $ $ $ $ $	19.00 54.25 9.72 1.63 2.99 2.84 2.84	11/19/2009 7/17/2010 0/10/2011 6/03/2013 3/23/2014 3/31/2015 4/04/2016	46,273 60,000	$ $	61,080 79,200

(1)	Calculated based on the closing price of the company’s Class A ordinary shares on December 31, 2007, which was $1.32 as reported by The NASDAQ Stock Market.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name(1)	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Alan Guggenheim	—	—	60,000	$159,000
Joel Hassell	40,000	$47,320	—	—
Edward Knudson	61,854	$72,911	—	—

(1)	None of our other named executive officers exercised stock options or had stock awards that vested during the year ended December 31, 2007.

Potential Payments upon Termination or Change in Control

Some of our named executive officers, who are currently employed by the company, have contractual rights to severance or change in control payments under their employment agreements. For a description of potential payments upon termination or change in control, please see the information included above under “Summary Compensation Table—Employment Agreement with our Chief Executive Officer” and “—Employment Letter Agreements with Other Named Executive Officers.” In addition, these named executive officers hold stock options issued under our stock option plans and the vesting of options issued under those plans may be accelerated, under certain circumstances, upon or in connection with a change in control of the company, including any change in control transaction in which such stock options are not assumed or substituted by the surviving entity in such a manner that the option holder retains, as nearly as may be practicable, substantially equivalent value taking into account, to the extent applicable, the kind and amount of securities, cash or other assets into or for which the Class A ordinary shares of the company may be changed, converted or exchanged in connection with the transaction.

Compensation of Directors

During the year ended December 31, 2007, each of our non-management directors was entitled to receive an annual retainer of $50,000 for serving on our board of directors, $10,000 for serving on the audit committee of the board, $5,000 for serving on the compensation and nominating committee of the board and $10,000 for serving on the executive committee of the board. In addition, the chairman of the audit committee was entitled to receive an annual retainer of $20,000, and the chairman of the compensation and nominating committee was entitled to receive an annual retainer of $10,000. In lieu of the foregoing amounts, our Chairman of the Board was entitled to receive an annual retainer of $120,000 and our Vice Chairman was entitled to receive an annual retainer of $100,000, in each case for his service to the board during 2007. The annual retainers were paid, subject to continued service as a director, in quarterly installments during 2007, except for the payment to the Chairman of the Board, which amount was paid in March 2008. If applicable, payments to directors were made on a pro rata basis to reflect the actual period of service of such directors during the year. During 2007, each of our non-management directors, other than our Chairman and Vice Chairman of the Board, also received a stipend of $1,500 for each non-regularly scheduled in-person board or committee meeting attended and $750 for each non-regularly scheduled telephonic board or committee meeting attended. All of our directors were reimbursed for actual expenses they incurred to attend board and committee meetings.

Non-management directors, other than our Chairman of the Board, were eligible to receive an option to purchase 10,000 Class A ordinary shares in 2007. The exercise price of such stock options was equal to the fair market value of our Class A ordinary shares on the date of grant. The vesting schedule for these options was four years, with twenty-five percent (25%) vesting on the first anniversary of the grant date and an additional 1/48th vesting thereafter on a monthly basis over a four-year period from the grant date. Each option has a ten-year term unless earlier terminated. The options remain exercisable as to vested shares for up to ninety days following the optionee’s termination of service as a director, unless such termination is a result of death or of total and permanent disability, in which case the options remain exercisable for up to a one-year period. For his service to the board during 2007, our Chairman of the Board received a grant of 50,000 Class A ordinary shares, which are restricted from sale or transfer for a four year period. Such shares were issued in March 2008.

Director Compensation Table

The following table sets forth the compensation paid to our directors during the year ended December 31, 2007.

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)(2)		Total
André Kudelski(3)	$120,000		$59,000	—		$179,000
Tim Bryan(4)	$4,122		—	$22,408	(5)	$26,530
James Chiddix	$68,407	(6)	—	$2,364	(7)	$70,771
Joseph Deiss	$89,500		—	$2,364	(7)	$91,864
Lucien Gani	$50,000		—	$2,364	(7)	$52,364
Jerry Machovina	$68,000		—	$28,740	(8)	$96,740
Mercer Reynolds	$50,750		—	$2,364	(7)	$53,114
Pierre Roy	$50,000		—	$2,364	(7)	$52,364
Mauro Saladini(9)	$15,000		—	—		$15,000
Claude Smadja	$68,000		—	$2,364	(7)	$70,364
Eric Tveter(10)	$43,349		—	$1,772	(11)	$45,121
David Wargo(12)	$39,341		—	$25,655	(13)	$64,996

(1)	Alan Guggenheim, our former Chief Executive Officer, was also a member of the board of directors until his resignation in August 2007. Mr. Guggenheim did not receive any compensation for his service as a director because he was also a member of management.

(2)	The amounts shown reflect the SFAS 123R compensation expense recognized for financial statement reporting purposes for the 2007 fiscal year with respect to equity awards granted in the 2007 fiscal year or in prior fiscal years. However, as required for purposes of this presentation, the amounts shown in the table above exclude the impact of estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 14 to our consolidated financial statements for the year ended December 31, 2007, which are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2008.

(3)	Compensation for Mr. Kudelski’s service as Chairman of the Board during 2007 was paid in March 2008. The value of the 50,000 restricted shares issued to Mr. Kudelski was calculated based on the closing price of the company’s Class A ordinary shares on the date of issuance, as reported by The NASDAQ Stock Market, and was not reduced to take into account any estimated forfeitures related to service-based vesting conditions.

(4)	Mr. Bryan resigned from the board in February 2007 and did not receive a stock award or option award during the fiscal year.

(5)	Represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for the 2007 fiscal year with respect to all equity awards granted in prior fiscal years. Mr. Bryan did not have any stock awards or option awards outstanding at fiscal year end.

(6)	Consists of fees paid to Mr. Chiddix’s for the portion of the year during which he served as Vice Chairman of our board of directors.

(7)	Represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for the 2007 fiscal year with respect to the option to purchase 10,000 of the company’s Class A ordinary shares granted on May 11, 2007. The exercise price of the stock option is $2.35 per share, the closing price of the company’s Class A ordinary shares on the date of grant, as reported by The NASDAQ Stock Market. As of December 31, 2007, such individual held an aggregate number of 10,000 shares subject to outstanding stock options.

(8)	Represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for the 2007 fiscal year with respect to all equity awards granted in the 2007 fiscal year and in prior fiscal years. On May 11, 2007, Mr. Machovina was granted an option to purchase 10,000 of the company’s Class A ordinary shares. The exercise price of the stock option is $2.35 per share, the closing price of the company’s Class A ordinary shares on the date of grant, as reported by The NASDAQ Stock Market. Mr. Machovina held an aggregate of 67,500 shares subject to outstanding stock options as of December 31, 2007.

(9)	Mr. Saladini was appointed to the board of directors and the executive committee in August 2007.

(10)	Mr. Tveter was appointed to the board of directors and as chairman of the audit committee in June 2007.

(11)	Represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for the 2007 fiscal year with respect to the option to purchase 10,000 of the company’s Class A ordinary shares granted on June 27, 2007. The exercise price of the stock option is $2.19 per share, the closing price of the company’s Class A ordinary shares on the date of grant, as reported by The NASDAQ Stock Market. As of December 31, 2007, Mr. Tveter held an aggregate number of 10,000 shares subject to outstanding stock options.

(12)	Mr. Wargo did not stand for reelection as a director at the 2007 annual meeting of shareholders held in June 2007.

(13)	Represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for the 2007 fiscal year with respect to all equity awards granted in the 2007 fiscal year and in prior fiscal years. On May 11, 2007, Mr. Wargo was granted an option to purchase 10,000 of the company’s Class A ordinary shares. The exercise price of the stock option is $2.35 per share, the closing price of the company’s Class A ordinary shares on the date of grant, as reported by The NASDAQ Stock Market. Mr. Wargo did not have any stock awards or option awards outstanding at fiscal year end.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following describes certain agreements we have with certain of our significant shareholders and describes certain transactions involving related parties and us since January 2007 through the date of this proxy statement. We believe that the terms of each of these agreements are no less favorable to us than terms we would have obtained in arm’s length negotiations with unaffiliated third parties. Prior to entering into any related party transaction, the company, and if applicable the audit committee of the board of directors, reviews and approves the proposed transaction in light of applicable law, NASDAQ Marketplace Rules, our Code of Business Conduct and Ethics and other appropriate considerations.

Stock Purchase Transaction between Kudelski and Liberty Media

On January 16, 2007, Kudelski completed a stock purchase transaction with Liberty Media Corporation, pursuant to which Kudelski acquired substantially all of our Class A and Class B ordinary shares owned by Liberty Media. As of March 31, 2008, Kudelski’s total ownership represented approximately 31.9% of the economic interest and approximately 76.9% of the voting power of our ordinary shares on an undiluted basis. We were not a direct party to that transaction. However, we have received a total of approximately $19.7 million in cash from Liberty Media in connection with that transaction, which amount represents the total capital contribution due to us pursuant to an agreement we previously entered into with Liberty Media in February 2006 that provided for us to receive a portion of any premium received by Liberty Media in any sale of its stake in our company. During the year ended December 31, 2007, we also received approximately $0.4 million in interest income related to the unpaid capital contribution from Liberty Media. As of the date of this proxy statement, no further amounts are due to us under the terms of such agreement between us and Liberty Media.

Commercial Arrangements with Affiliates of Kudelski

We offer products and services that are complementary to some of the products and services offered by Kudelski, our controlling shareholder, and some of its affiliates, including Nagravision SA and its subsidiaries. As a result, we have many of the same customers as Kudelski and its other affiliates. Historically, even prior to Kudelski becoming our controlling shareholder, we sold products and professional services to Nagravision in support of their efforts to sell conditional access products to network operator customers who had deployed or wished to deploy OpenTV’s middleware products. During the year ended December 31, 2007, we received a nominal amount of license and support fees from Nagra France SAS, a subsidiary of Nagravision, primarily in connection with the license of software tools.

In February 2008, we signed a multi-year license and distribution agreement with Nagravision SA, which enables Nagravision to market and sublicense our middleware products, services and maintenance and support programs to cable, satellite and telecommunications network operators around the world. The agreement specifies the applicable license, support and professional services fees that are payable by Nagravision to OpenTV in connection with the license and distribution of our middleware products under the agreement. The terms and conditions set forth in the agreement, including the fees payable by Nagravision, are generally consistent with the terms and conditions offered by OpenTV to other distributors, including other conditional access providers. The total amount of license, support and services fees payable to OpenTV under this agreement is dependent upon the number of network operator customers sublicensed by Nagravision, the number of set-top boxes containing OpenTV middleware deployed by such customers and the amount of professional services requested by Nagravision. As of March 31, 2008, Nagravision has sublicensed our products under the terms of this agreement to Reliance Communications in India, Portugal Telecom and TV Cabo in Portugal and Canal Digitaal in the Netherlands. In March 2008, we also signed a master services agreement with Nagravision, which includes the specific terms and conditions that apply to professional services provided from time to time by OpenTV for Nagravision. Unless otherwise agreed, professional services performed by OpenTV will be billed on a time and materials basis at a daily rate that is competitive with the rates we charge our other customers. During the three months ended March 31, 2008, we recognized $1.2 million in revenue under these arrangements with Nagravision.

Indemnification Agreements with Directors and Executive Officers

We have entered into customary indemnification agreements with some of our executive officers and directors and expect to continue to do so in the future if new officers or directors join our company.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy materials and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC or over the Internet at the SEC’s website at www.sec.gov. Additional information can also be found on our website at www.opentv.com. Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement. If you would like to receive a copy of any exhibits listed in our Annual Report on Form 10-K for the year ended December 31, 2007, please call or submit a request in writing to Investor Relations, OpenTV Corp., 275 Sacramento Street, San Francisco, California 94111, Tel. No. (415) 462-5000, and we will provide you with a copy of the exhibits at no charge.

Shareholder Proposals for 2009 Annual Meeting. If you want us to consider including a proposal in our proxy statement for our 2009 annual meeting of shareholders, you must deliver a copy of your proposal to our Corporate Secretary at our principal executive offices at 275 Sacramento Street, San Francisco, California, 94111 no later than January 10, 2009 (or such other date as we may determine and announce in connection with the actual scheduling of our next annual meeting). If you intend to present a proposal or nominate directors at our 2009 annual meeting of shareholders, but you do not intend to have it included in our 2009 proxy statement, you must deliver a written copy of your proposal or notice of director nomination to our Corporate Secretary at our principal executive offices between April 19 and May 19, 2009 (or such other date as we may determine and announce in connection with the actual scheduling of our next annual meeting). If, however, we provide less than 40 days notice of our 2009 annual meeting, your notice will be timely if we receive it by the close of business on the fifth day following the day on which we publicly announce the date of the 2009 annual meeting. If we do not receive your proposal within the specified time frame, you will not be permitted to raise your proposal at the annual meeting. All shareholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Securities and Exchange Act of 1934 and, as with any shareholder proposal (regardless of whether it is included in our proxy materials), our amended and restated memorandum of association, articles of association and the law of the British Virgin Islands.

Proxy Solicitation Costs. This proxy solicitation is being made and paid for by us. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding voting information to the beneficial owners. Our directors, officers and regular employees may solicit proxies on our behalf, without additional compensation, in person or by telephone.

OTHER MATTERS

Our board of directors does not presently intend to bring any other business before the meeting, and so far as is known to the board of directors as of the date of this proxy statement, no matters are to be acted upon at the meeting other than the matters described above. However, if any other matter should properly come before the meeting, the proxy holders named on the enclosed proxy card will vote the shares for which they hold proxies in their discretion.

BY	ORDER OF THE BOARD OF DIRECTORS,

Mark Beariault
Corporate Secretary

San Francisco, California

May 5, 2008

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend our annual meeting of shareholders, please submit a proxy by Internet, telephonically or mail so that your shares may be represented at the meeting.

OPENTV CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

June 18, 2008

The shareholder(s) hereby appoint(s) Nigel W. Bennett and Mark Beariault, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of OpenTV Corp. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held on June 18, 2008 at 2:00 p.m. (Pacific Time) at the principal executive offices of OpenTV Corp. located at 275 Sacramento Street, San Francisco, California 94111 and any adjournment or postponement thereof.

Only shareholders who owned our shares at the close of business on May 5, 2008 may vote at the meeting or at any adjournment or postponement of the meeting. Your vote is important. Whether or not you plan to attend the meeting, please submit a proxy by Internet, telephone or mail so that the shares may be represented at the meeting. You may vote in person at the meeting, even if you have already submitted a proxy. A list of shareholders eligible to vote at the meeting will be available for review during our regular business hours at our executive offices in San Francisco at least ten days prior to the meeting for any purpose related to the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

OPENTV CORP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

Vote On Directors

1.	Election of nine directors to our board of directors, each to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified:

1.	James A. Chiddix

2.	Joseph Deiss

3.	Lucien Gani

4.	André Kudelski

5.	Jerry Machovina

6.	Pierre Roy

7.	Mauro Saladini

8.	Claude Smadja

9.	Eric Tveter

FOR ALL	WITHHOLD FOR ALL	WITHHOLD AUTHORITY FOR SPECIFIC NOMINEES	To withhold authority to vote for a specific nominee(s), mark “Withhold Authority For Specific Nominees” and write the number(s) of the specific nominee(s) on the line below.
☐	☐	☐

Vote On Proposal

2.	Ratify our board of directors’ selection of Grant Thornton LLP as our independent registered public accountants for our 2008 fiscal year.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting or any adjournment or postponement thereof, the person(s) named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	DATE	Signature (Joint Owners)	DATE